Exhibit 4.1

EXECUTION VERSION

CONFIDENTIAL

ALPHABET INC.

REGISTRATION RIGHTS AGREEMENT

DATED AS OF DECEMBER 14, 2015

THIS REGISTRATION RIGHTS AGREEMENT is dated as of December 14, 2015 (this “Agreement”), by and between Alphabet Inc., a Delaware corporation (the “Company”) and Diane Greene, solely in her capacity as Stockholder Representative (the “Stockholder Representative”) for the benefit of the parties listed in Exhibit A hereto (together with any transferees and assignees of such parties pursuant to Section 3.02(b) hereof, the “Sellers”).

WHEREAS, Google Inc., a Delaware corporation (“Google”), bebop Technologies, Inc., a Delaware corporation (“bebop”), Stockholder Representative, the Company and certain other parties have entered into an Agreement and Plan of Merger, dated as of November 18, 2015, as amended on December 14, 2015 (as it may be further amended from time to time, the “Merger Agreement”), pursuant to which the Holders (as defined below) and certain other parties will receive cash and/or shares (the “Merger Shares”) of Class C Capital Stock, par value $0.001 per share, of the Company (“Capital Stock”);

WHEREAS, the Company and the Sellers desire to establish certain rights, terms and conditions in connection with the Merger Shares issued pursuant to the Merger Agreement, effective as of and subject to the occurrence of the Closing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Company (i) would be required to be made in any Shelf Registration Statement or Prospectus filed with the SEC by the Company so that such Shelf Registration Statement or Prospectus would not be materially misleading; (ii) would not be required to be made at such time but for the filing of such Shelf Registration Statement or Prospectus; and (iii) the Company has a bona fide business purpose for not disclosing publicly.

“Agreement” shall have the meaning assigned in the preamble.

“bebop” shall have the meaning assigned in the preamble.

“Blackout Period” shall have the meaning assigned in Section 2.02.

“Capital Stock” shall have the meaning assigned in the recitals.

“Claims” shall have the meaning assigned in Section 2.05(a).

“Company” shall have the meaning assigned in the preamble.

“Donor Advised Fund” shall mean the organization covered in section 501(c)(3) and exempt under section 501(a) of the Internal Revenue Code to which Diane Greene distributes her Participating Shares after the Registration Statement or the Prospectus is filed.

“Effective Period” shall have the meaning assigned in Section 2.01(c).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Google” shall have the meaning assigned in the preamble.

“Holder” shall mean a Seller for so long as such Seller is the registered owner of any Registrable Shares.

“Information Deadline” shall mean the date that is thirty (30) calendar days after the Closing Date.

“Liabilities” shall have the meaning assigned in Section 3.11(b).

“Merger Agreement” shall have the meaning assigned in the recitals.

“Merger Shares” shall have the meaning assigned in the recitals.

“Nasdaq” shall mean the Nasdaq Stock Market LLC.

“Participating Holder” shall mean a Holder who has provided the Required Information prior to the Information Deadline and the Donor Advised Fund if it provides the Required Information prior to the expiration of the Effective Period.

“Participating Shares” shall mean Registrable Shares, the registered owner of which is a Participating Holder.

“Person” shall mean any individual, firm, partnership, corporation, trust, joint venture, association, joint stock company, limited liability company, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” shall mean the prospectus included in any Shelf Registration Statement; all amendments and supplements to any prospectus included in any Shelf Registration Statement, including pre- and post-effective amendments; and all other material incorporated by reference in any such prospectus.

“register,” “registered” and “registration” shall mean a registration effected by preparing and filing the Shelf Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of the Shelf Registration Statement or similar document pursuant to the Securities Act.

“Registrable Shares” shall mean (i) any outstanding Merger Shares and (ii) any securities that may be issued or distributed or be issuable in respect thereof by way of conversion, dividend, stock split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction or exercise or conversion of any of the foregoing; provided that any such of the foregoing securities shall cease to be “Registrable Shares” to the extent (a) a Shelf Registration Statement with respect to the sale of such Registrable Shares has been declared effective under the Securities Act and such Registrable Shares have been disposed of pursuant to such Shelf Registration Statement; (b) such Registrable Shares have been sold pursuant to Rule 144 and such securities may be publicly resold in the United States without registration under the Securities Act; (c) such Registrable Shares have been held for such period of time such that the relevant holding period under Rule 144(d) shall have been satisfied for such Registrable Shares; (d) such Registrable Shares were sold or otherwise transferred in a private transaction in which the transferor’s rights under this Agreement were not assigned to the transferee; or (e) such Registrable Shares shall have ceased to be outstanding.

“Required Information” shall have the meaning assigned in Section 2.01(d).

“Rule 144” shall mean Rule 144 under the Securities Act (or any similar rule then in force).

“SEC” shall mean the Securities and Exchange Commission, or any successor agency having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Stockholder Representative” shall have the meaning assigned in the preamble.

“Sellers” shall have the meaning assigned in the preamble.

“Shelf Registration Statement” shall mean a registration statement of the Company, including the related Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement, filed with the SEC on Form S-3 (or any successor form or other appropriate form under the Securities Act) under the rules and regulations promulgated under the Securities Act for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC).

All capitalized terms not otherwise defined in this Agreement shall have the meanings assigned thereto in the Merger Agreement.

ARTICLE II

REGISTRATION RIGHTS

SECTION 2.01. Shelf Registration.

(a) Filing. As soon as reasonably practicable after the Information Deadline, but in no event later than fifteen (15) calendar days after the Information Deadline, the Company shall (i) file with the SEC a Shelf Registration Statement relating to the offer and sale by the Participating Holders from time to time of all the Participating Shares in accordance with the methods of distribution set forth in the Shelf Registration Statement and, if applicable, shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable thereafter or (ii) if the Company has an effective Shelf Registration Statement on file with the SEC that provides for secondary offerings, the Company shall file a Prospectus to cover the offer and sale by the Participating Holders from time to time of all the Participating Shares in accordance with the methods of distribution set forth in the Prospectus; provided however, that the Company shall be permitted in its sole discretion to delay such filing of a Shelf Registration Statement or Prospectus or delay the effectiveness of a Shelf Registration Statement if such filing or effectiveness would occur during a period when the Company has closed its insider trading window or the eight (8) calendar days following the reopening of the Company’s insider trading window, in which case, the Company will be required to file the Shelf Registration Statement or Prospectus on the ninth calendar day (or, if such day is a non-business day, the following business day) following the reopening of the Company’s insider trading window. For the avoidance of doubt, the methods of distribution set forth in the Shelf Registration Statement or Prospectus shall not include any right to conduct an underwritten offering of Registrable Shares. Except as provided in Section 2.03(a)(iii) and Section 2.03(c), such Shelf Registration Statement or Prospectus shall be the only filings required to be made with the SEC under this Agreement.

(b) As soon as reasonably practicable after the Company receives the Required Information from the Donor Advised Fund, the Company shall file with the SEC a prospectus supplement relating to the offer and sale by the Donor Advised Fund from time to time of Participating Shares in accordance with the methods of distribution set forth in the Shelf Registration Statement under Section 2.01(a)(i) or Prospectus under Section 2.01(a)(ii), as appropriate. To the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, the Company shall include in such Shelf Registration Statement or Prospectus, as appropriate, such disclosures as may be required by Rule 430B under the Securities Act in order to ensure that the Donor Advised Fund may be added to such Shelf Registration Statement or Prospectus at a later time through the filing of a prospectus supplement rather than a post-effective amendment.

(c) Continued Effectiveness. Subject to the applicability of Blackout Periods, the Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming a part thereof to be usable by Participating Holders for so long as they hold Participating Shares (the “Effective Period”).

(d) Required Information. Each Holder agrees to provide to the Company, prior to the Information Deadline (except with respect to the Donor Advised Fund), such written information set forth in Exhibit B, in addition to any other information relating to such Holder, its ownership of Registrable Securities and the intended method of distribution of such securities as the Company may reasonably request in order to satisfy the applicable disclosure requirements in connection with any Shelf Registration Statement or Prospectus (the “Required Information”). Except as set forth in Section 3.02(b)(ii), it shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2.01 with respect to any Registrable Shares held by any Holder that the Company shall have received all the applicable Required Information from such Holder, it being understood that each Holder shall consult as appropriate with its own counsel and advisors at its own expense in connection with the completion of the Required Information. For the avoidance of doubt and except as set forth in Section 3.02(b)(ii), if any Holder fails to provide the Required Information prior to the Information Deadline, (i) such Holder shall not be a Participating Holder, (ii) such Holder’s Registrable Shares shall not be Participating Shares and (iii) the Company shall have no obligation to file a Shelf Registration Statement or Prospectus, or, if applicable, take any action to cause to be effective a Shelf Registration Statement with respect to any of such Holder’s Registrable Shares.

SECTION 2.02. Blackout Period. Notwithstanding anything in this Agreement to the contrary, if the filing of the Shelf Registration Statement or the Prospectus as required in Section 2.01(a) or the continued use of such Shelf Registration Statement at any time would, in the good faith judgment of the Company, require the Company to make an Adverse Disclosure, the Company shall be entitled to delay the filing of the Shelf Registration Statement or Prospectus or suspend use of the Shelf Registration Statement or Prospectus for a reasonable period of time (in the case of any suspension of the use of the Shelf Registration Statement or Prospectus, such suspension shall not exceed thirty (30) days in each instance), from time to time, but in no event more than twice during any six (6) month period (a “Blackout Period”); provided, however, that the Company shall give written notice to the Participating Holders of its determination to impose a Blackout Period as promptly as practicable and of its determination to lift a Blackout Period. Upon notice by the Company to the Participating Holders of any such determination, each Participating Holder shall keep the fact of any such notice strictly confidential and, during any Blackout Period, promptly halt any offer, sale, trading or transfer by it of any Participating Shares pursuant to the Shelf Registration Statement or Prospectus for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any Prospectus covering any Participating Shares for the duration of the Blackout Period and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such Prospectus.

SECTION 2.03. Registration Procedures.

(a) Without limiting the rights of the Company under Section 2.02, in connection with the Shelf Registration Statement and any Prospectus relating to the Participating Shares, the Company shall use reasonable best efforts to:

(i) furnish to the Participating Holders and their respective counsel draft copies of the Shelf Registration Statement or Prospectus proposed to be filed at least one (1) calendar day prior to such filing, except that the foregoing delivery obligation shall not apply with respect to the Shelf Registration Statement if it is a previously filed and effective registration statement of the Company;

(ii) cause the Shelf Registration Statement and Prospectus to comply as to form in all material respects with the SEC requirements of the applicable SEC form;

(iii) prepare and file with the SEC such amendments, post-effective amendments and supplements to the Shelf Registration Statement and the applicable Prospectus as may be necessary to maintain the effectiveness of the Shelf Registration Statement for the Effective Period;

(iv) cause all Participating Shares to be listed on Nasdaq or on the principal securities exchange or interdealer quotation system on which the Capital Stock is then listed or quoted;

(v) notify promptly the Participating Holders after becoming aware of any of the events described in sub-clauses (A) through (E) of this paragraph (v), to provide the Participating Holders copies of the relevant documentation (if requested), and in the case of sub-clauses (B) through (E), to provide the Participating Holders an opportunity to review and comment on the Company’s response thereto: (A) when the Shelf Registration Statement or any Prospectus has been filed, and, with respect to the Shelf Registration Statement, when the same has become effective, if applicable, (B) of any request by the SEC or any United States state securities authority for amendments or supplements to the Shelf Registration Statement or any Prospectus or for additional information (other than comment letters relating to the documents incorporated or deemed incorporated therein by reference), (C) of the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Participating Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) during the Effective Period, of the happening of any event or the existence of any fact which makes any statement in the Shelf Registration Statement or Prospectus untrue in any material respect or which requires the making of any changes in the Shelf Registration Statement or Prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vi) during the Effective Period, obtain the withdrawal of any stop order or other order enjoining or suspending the use or effectiveness of the Shelf Registration Statement or the lifting of any suspension of the qualification of any of the Participating Shares for sale in any jurisdiction;

(vii) (A) deliver promptly to the Participating Holders, upon written request therefor, copies of all correspondence between the SEC and the Company, its counsel or auditors including any comment and response letters with respect to the Shelf Registration Statement or Prospectus (but excluding any comment and response letters relating to any documents incorporated or deemed incorporated by reference into the Shelf Registration Statement) and (B) subject to customary confidentiality agreements, permit the Participating Holders or their representatives to conduct, at their sole expense, such investigation with respect to information contained in or omitted from the Shelf Registration Statement or Prospectus as they deem reasonably necessary for the purpose of conducting customary due diligence with respect to the Company, provided that any such investigation shall not interfere unreasonably with the Company’s business;

(viii) provide and cause to be maintained a transfer agent and registrar for all Participating Shares; and

(ix) cooperate with the Participating Holders to facilitate the timely entry into the book-entry system of the transfer agent of the Participating Shares to be sold under the Shelf Registration Statement in a form eligible for deposit with The Depository Trust Company and not subject to any stop transfer order with any transfer agent (which Participating Shares shall have any notations reflecting restrictions on the transfer thereof removed promptly following (A) such sale and (B) receipt by the Company of a “prospectus” letter from the broker and such other information as the Company may reasonably request with respect to such sale) and cause such Participating Shares to be issued in such denominations and registered in such names as instructed by the Participating Holders.

(b) Nothing in this Agreement shall require the Company to (i) qualify to do business as a foreign corporation in any jurisdiction where it would not otherwise be required to be so qualified, (ii) execute or file any general consent to service of process under the laws of any jurisdiction, (iii) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of Participating Shares covered by the Shelf Registration Statement in any jurisdiction where it is not already subject to service of process, or (iv) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so.

(c) In the event that the Company would be required, pursuant to Section 2.03(a)(v)(E), to notify the Participating Holders of the happening of any event specified therein, the Company shall as promptly as practicable, prepare and furnish to each such Participating Holder a reasonable number of copies of a Prospectus supplemented or amended so that, as thereafter delivered to purchasers of Participating Shares that have been registered pursuant to this Agreement, such Prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Participating Holder agrees that, upon receipt of any notice from the Company pursuant to Section 2.03(a)(v)(E), it shall, and shall cause its sales or placement agent or agents for its Participating Shares to forthwith discontinue disposition thereof pursuant to the Shelf Registration Statement until such Person shall have received copies of such amended or supplemented Prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the Prospectus (prior to such amendment or supplement) covering such Participating Shares as soon as practicable after each Participating Holder’s receipt of such notice.

(d) In addition to the Required Information, each Holder (whether or not a Participating Holder) shall furnish to the Company in writing such information regarding such Holder, its Participating Shares and its intended method of distribution of its Participating Shares as the Company may from time to time reasonably request in writing, including for purposes of the Company’s compliance with its obligations under all applicable securities and other laws and to ensure that the Prospectus relating to such Participating Shares covered by the Shelf Registration Statement conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Each Holder (whether or not a Participating Holder) shall notify the Company of any inaccuracy or change in any information (including any Required Information) previously furnished by such Holder to the Company or of the occurrence of any event, in either case as a result of which any Prospectus relating to the Participating Shares covered by the Shelf Registration Statement contains or would contain an untrue statement of a material fact or omits to state any material fact with respect to such Holder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information (including Required Information) or required so that such Prospectus shall not contain an untrue statement of a material fact or omit to state a material fact with respect to such Holder required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 2.04. Registration Expenses. The Company shall pay the fees and disbursements of the Company’s counsel and accountants in connection with the registration of any Participating Shares and all registration and filing fees and printing costs; provided that the Holders shall pay the fees and expenses of their own counsel, including in connection with the completion of the Required Information, and each Holder shall bear all agent or broker fees and commissions and transfer and other taxes associated with the sale of its Registrable Shares.

SECTION 2.05. Indemnification; Contribution.

(a) The Company shall, and hereby agrees to, indemnify and hold harmless each Participating Holder and its partners, members, directors, officers, employees, agents and controlling Persons, if any, in any offering or sale of the Participating Shares pursuant to the Shelf Registration Statement, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including reasonable fees of counsel) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, (i) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement, or any Prospectus or preliminary Prospectus contained therein with respect to Participating Shares, or any amendment or supplement thereto, or any document incorporated by reference therein, or (ii) arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in each case in light of the circumstances in which they were made, not misleading; provided that the Company shall not be liable to any such Participating Holder in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement, or Prospectus or preliminary Prospectus relating to the Participating Shares, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by the Participating Holder with respect to such Participating Holder expressly for use therein, or by such Participating Holder’s failure to furnish the Company, upon the Company’s reasonable request, with the information with respect to such Participating Holder, or such Participating Holder’s intended method of distribution, that is the subject of the untrue statement or omission, or if such Participating Holder sold securities to the Person alleging such Claims without sending or giving, at or prior to the written confirmation of such sale, a copy of the applicable Prospectus (excluding any documents incorporated by reference therein) or of the applicable Prospectus, as then amended or supplemented (excluding any documents incorporated by reference therein), if the Company had previously furnished copies thereof to the Participating Holders, and such Prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission made in the Shelf Registration Statement.

(b) Each Participating Holder, severally and not jointly, shall, and hereby agrees to, indemnify and hold harmless the Company, its directors, officers, employees and controlling Persons, if any, in any offering or sale of Participating Shares pursuant to the Shelf Registration Statement, against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of such Participating Holder as provided herein), or actions or proceedings in respect thereof, arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any Prospectus or preliminary Prospectus contained therein with respect to the Participating Shares, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Participating Holder with respect to such Participating Holder expressly for use therein; provided, that in no event shall any indemnity under this Section 2.05(b), when combined with any contribution under Section 2.05(d) exceed the total proceeds from the offering received by such Participating Holder unless such liability arises out of or is based on Fraud (as defined in the Merger Agreement) or Willful Breach (as defined in the Merger Agreement) by such Participating Holder.

(c) Promptly after receipt by an indemnified party under Section 2.05(a) or Section 2.05(b) of written notice of the commencement of any action or proceeding for which indemnification under Section 2.05(a) or Section 2.05(b) may be requested, such indemnified party shall notify such indemnifying party in writing of the commencement of such action or proceeding. In case any such action or proceeding shall be brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that (i) if the indemnifying party fails to take reasonable steps necessary to defend diligently the action or proceeding within twenty (20) days after receiving notice from such indemnified party that the indemnified party believes it has failed to do so; (ii) if such indemnified party who is a defendant in any action or proceeding which is also brought against the indemnifying party reasonably shall have concluded that there may be one or more legal defenses available to such indemnified party which are not available to the indemnifying party; or (iii) if representation of both parties by the same counsel is otherwise inappropriate under applicable standards of professional conduct, then, in any such case, the indemnified party shall have the right to assume or continue its own defense as set forth above (but with no more than one firm of counsel for all indemnified parties) and the indemnifying party shall be liable for any expenses therefor (including, without limitation, any such reasonable counsel’s fees). If the indemnifying party is not entitled to, or elects not to, assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim. The indemnifying party will not be subject to any liability for any settlement made without its consent (not to be unreasonably withheld, conditioned or delayed). No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under Section 2.05(a) or Section 2.05(b) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement is solely for monetary damages and includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation, and does not include a statement or admission of fault, culpability or a failure to act, by or on behalf of the indemnified party.

(d) The Participating Holders and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 2.05(a) or Section 2.05(b) hereof are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 2.05(d) is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 2.05(d) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 2.05(d). Notwithstanding any of the foregoing, in no event shall any contribution by any Participating Holder under this Section 2.05(d), when combined with any amounts payable or paid by such Participating Holder under Section 2.05(b), exceed the total proceeds from the offering received by such Participating Holder, unless such liability arises out of or is based on Fraud (as defined in the Merger Agreement) or Willful Breach (as defined in the Merger Agreement) by such Participating Holder. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SECTION 2.06. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Shares to the public without registration, the Company agrees to use its reasonable best efforts to:

(a) make and keep current public information available, within the meaning of Rule 144, at all times that it is subject to the reporting requirements of the Exchange Act;

(b) file with the SEC, in a timely manner, all reports and other documents required under the Securities Act and Exchange Act (at all times that it is subject to such reporting requirements); and

(c) so long as any party hereto owns any Registrable Shares, furnish to such Person forthwith upon written request any of the statements referenced in items 1 or 2 of the “Note to Paragraph (c)” that appears at the end of Rule 144(c).

SECTION 2.07. Grant of Registration Rights to Third Parties. Nothing in this Agreement shall limit the Company’s ability to grant to any third party, in its sole and absolute discretion, rights with respect to the registration of any securities issued or to be issued by the Company or the Company’s ability to issue, distribute or offer equity securities.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Effectiveness. The terms and conditions set forth in this Agreement shall become effective as of the Effective Time and shall continue in effect until all the Registrable Shares have either ceased to be Registrable Shares or ceased to be held by the Sellers, except for the provisions of Section 2.05, Section 2.07 and all of this Article III, which shall survive any such termination. If for any reason the Merger Agreement terminates without a Closing having occurred, then this Agreement shall be of no force or effect and there shall not be any liabilities of any kind hereunder.

SECTION 3.02. Successors and Assigns; Third Party Beneficiaries.

(a) This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Company and Google, and by the Sellers and their respective successors and permitted assigns, and no term or provision of this Agreement is for the benefit of, or intended to create any obligations to, any other Person. Except as set forth in Section 3.02(b), this Agreement shall not be assigned and no obligations hereunder may be transferred by any party hereto. Any attempted assignment or transfer, which does not comply with the provisions of this Section 3.02, shall be null and void ab initio. This Agreement shall be binding upon a party hereto only upon the manual execution and delivery (which delivery may be by telecopy or facsimile or electronic mail) of a signature page to a counterpart hereto.

(b) The rights to cause the Company to register Participating Shares pursuant to Article II may be assigned (but only with all related obligations) (i) prior to the Information Deadline by a Holder to a transferee or assignee of such Participating Shares that (A) is an affiliate, subsidiary, parent, member, retired member, partner, limited partner, retired partner or stockholder of a Holder, (B) is a Person who received such securities from the Holder by will or intestacy or (C) is a Holder’s family member or trust for the benefit of an individual Holder or (ii) at any time prior to the expiration of the Effective Period, by Diane Greene to the Donor Advised Fund; provided that: (x) the Company is, within a reasonable time after such transfer (and, in the case of clause (i), prior to the Information Deadline), furnished with the Required Information regarding the transferee or assignee; (y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement by executing and delivering to the Company a Joinder Agreement in the form attached hereto as Exhibit C; and (z) no such assignment shall require the Company to include the Registrable Shares in any Shelf Registration Statement except as and to the extent provided in Article II.

SECTION 3.03. Amendments; Waiver. This Agreement may be amended only by an agreement in writing executed by the Company and the Stockholder Representative. Any such amendment shall be binding on all the Sellers, whether or not they execute such amendment. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

SECTION 3.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by facsimile (with written confirmation of completed transmission), (c) when sent by email (upon receipt by sender of confirmation of receipt by recipient, which confirmation shall be promptly delivered by recipient if so requested by sender in the applicable notice or other communication), or (d) when delivered by an express courier (with written confirmation of delivery) to the parties hereto at the following addresses (or to such other address or facsimile number or email address as such party may have specified in a written notice given to the other parties):

(a)	if to the Company, to:

Alphabet Inc.

1600 Amphitheatre Parkway

Mountain View, CA 94043

Attention: Andrew Coombs

Facsimile No.: (650) 887-1790

Email: ma-notice@google.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Ethan Klingsberg

E-Mail: eklingsberg@cgsh.com

Facsimile No.: (212) 225-3999

(b)	if to the Sellers, to:

The Stockholder Representative as provided in the Merger Agreement

SECTION 3.05. Governing Law; Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.06, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 3.06, each party agrees not to commence any legal proceedings related hereto except in such courts.

SECTION 3.06. Resolution of Conflicts; Arbitration. Any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination thereof, shall (except as specifically set forth in this Agreement) be finally settled by binding arbitration in the County of Santa Clara, California in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

(a) Selection of Arbitrators. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of (i) if the Closing has not occurred, the Company and bebop and (ii) if the Closing has occurred, the Company and the Stockholder Representative. Alternatively, at the request of either party before the commencement of arbitration, the arbitration shall be conducted by three (3) independent arbitrators, none of whom shall have any competitive interests with the Company, bebop or the Stockholder Representative. The Company and the Stockholder Representative shall each select one arbitrator. The two (2) arbitrators so selected shall select a third (3rd) arbitrator.

(b) Discovery. In any arbitration under this Section 3.06, each party shall be limited to calling a total of three (3) witnesses both for purposes of deposition and the arbitration hearing. Subject to the foregoing limitation on the number of witnesses, the arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.

(c) Decision. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to any claim or dispute shall be final, binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party as applicable.

(d) Other Relief. The parties to the arbitration may apply to a court of competent jurisdiction for a temporary restraining order, preliminary injunction or other interim or conservatory relief, as necessary, without breach of this arbitration provision and without abridgement of the powers of the arbitrator(s).

(e) Costs and Expenses. The parties agree that each party shall pay its own costs and expenses (including counsel fees) of any such arbitration, and each party waives its right to seek an order compelling the other party to pay its portion of its costs and expenses (including counsel fees) for any arbitration.

SECTION 3.07. Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

SECTION 3.08. Integration. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 3.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy,

all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 3.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

SECTION 3.11. Stockholder Representative.

(a) Diane Greene is hereby appointed as of the date hereof as the agent and attorney-in-fact of the Holders as the Stockholder Representative for and on behalf of the Holders to give and receive notices and communications in connection with this Agreement and related matters, including in connection with claims for indemnification under Section 2.05 and to agree to, negotiate and enter into settlements, adjustments and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Holders from time to time upon not less than ten (10) days prior written notice to the Company; provided, that the Stockholder Representative may not be removed unless a majority of the Holders (as determined by the respective Indemnity Pro Rata Shares) agree in writing to such removal and to the identity of the substituted agent. In the event of a resignation of the Stockholder Representative or other vacancy in the position of the Stockholder Representative, such vacancy may be filled by a majority of the Holders (as determined by the respective Indemnity Pro Rata Shares). No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive any compensation for its services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from the Holders.

(b) The Stockholder Representative shall not be liable for any act done or omitted hereunder as the Stockholder Representative while acting in good faith and without gross negligence or willful misconduct. The Holders shall indemnify and defend the Stockholder Representative on a pro rata basis and hold the Stockholder Representative harmless (in each case, based on their respective Indemnity Pro Rata Shares) from and against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) and expenses incurred (collectively, “Liabilities”) without gross negligence, willful misconduct or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative’s duties hereunder, including court costs or the fees and expenses of any legal counsel retained by the Stockholder Representative (“Stockholder Representative Expenses”), in each case as such Stockholder Representative Expense is incurred or suffered; provided, that in the event it is finally adjudicated that a Stockholder Representative Expense or any portion thereof was primarily caused by the bad faith, gross negligence or willful misconduct of the Stockholder

Representative, the Stockholder Representative will reimburse the Holders the amount of such indemnified Stockholder Representative Expense attributable to such bad faith, gross negligence of willful misconduct.

(c) A decision, act, consent or instruction of the Stockholder Representative, including an amendment, extension or waiver of this Agreement pursuant to Section 3.03 hereof, shall constitute a decision of all the Holders and shall be final, binding and conclusive upon the Holders. The Company is entitled to rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of all the Holders. The Company is hereby relieved from any Liability to any Person for any acts done by the Company in accordance with such decision, act, consent or instruction of the Stockholder Representative.

(d) Any obligation or election to provide notice, documentation, information or other form of communication in connection with this Agreement to any Holder, Seller or Participating Holder shall be deemed satisfied if so provided to the Stockholder Representative, in lieu of such Holder, Seller or Participating Holder, and it shall be as if such notice, documentation, information or other form of communication provided to the Stockholder Representative were provided directly and concurrently to such Holder, Seller or Participating Holder.

*    *    *

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

ALPHABET INC.

By:	/s/ CHRISTINE FLORES
Name:	Christine Flores
Title:	Assistant Secretary

DIANE GREENE, solely in her capacity as the Stockholder Representative

/s/ DIANE GREENE
Diane Greene

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT